Exhibit 10.12 - Redemption Agreement

Execution Copy

REDEMPTION AGREEMENT

This Redemption Agreement (“Agreement”) is entered into this 18th day of February, 2009, by and between St. Louis Post-Dispatch LLC, a Delaware limited liability company and STL Distribution Services LLC, a Delaware limited liability company (collectively, the “Company”); The Herald Publishing Company, LLC, a New York limited liability company (“Herald”) (as successor by assignment to all the rights and obligations of The Herald Company, Inc., a New York corporation (“Herald Inc.”); Pulitzer Inc., a Delaware corporation (“Pulitzer”); and Pulitzer Technologies, Inc., a Delaware corporation (“Pulitzer Technologies”).

R E C I T A L S:

WHEREAS, the Company desires to redeem all of Herald’s membership interests in the Company (the “Herald Membership Interest”); and

WHEREAS, Herald desires to sell, transfer, and convey the Herald Membership Interest, and terminate all agreements relating to its interest in the ownership and operation of the Company, including but not limited to all rights and obligations under the Company’s Operating Agreement dated as of May 1, 2000 (and amended June 1, 2001 (the “Operating Agreement”), the Joint Venture Agreement by and among Pulitzer, Pulitzer Technologies and Herald, Inc. dated as of May 1, 2000 (the “Joint Venture Agreement”) and the Indemnity Agreement by and between Pulitzer and Herald Inc. dated as of May 1, 2000 (the “Indemnity Agreement”), according to the terms and conditions hereof;

WHEREAS, Pulitzer and Pulitzer Technologies, as the remaining members of the Company following the closing of the transactions contemplated herein, consent to the redemption of Herald’s interest and termination of all agreements relating to the Herald Membership Interest and Herald’s ownership and operation of the Company, as provided herein.

NOW THEREFORE, in consideration of the Company’s payment of One Dollar ($1.00) to Herald, the mutual release, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:

1. Redemption of Herald Membership Interest. Upon Closing (described below), as of that date and without further action by any party hereto (a) the Company shall be deemed to have redeemed the Herald Membership Interest, and all of Herald’s rights and obligations under the Operating Agreement (including, but not limited to, the Herald Put (as defined in the Operating Agreement)) shall be deemed to have terminated; and (b) upon such redemption, Herald shall be deemed to have released all rights, benefits and obligations of ownership of the Herald Membership Interest, and any other rights or benefits, relating to ownership or operation of the Company.

2. Termination of Joint Venture Agreement and Indemnity Agreement. Upon the Closing Date, all agreements between Herald, on the one hand, and the Company and Pulitzer and/or Pulitzer Technologies, on the other hand, hereto relating to the ownership and operation of the Company, including but not limited to the Joint Venture Agreement and Indemnity Agreement, shall be deemed automatically terminated, and be superceded by this Agreement.

3. Consideration.

(a) Grant of Phantom Interests. The Company grants Herald an uncertificated economic interest in the Company with a value (determined as set forth below) equal to ten percent (10%) of the Enterprise Value (as defined below) of the Company (the “Phantom Interest”). The Phantom Interest shall not give Herald any rights as a member of the Company, including without limitation the right to vote or receive distributions from the Company. The Phantom Interest shall not be redeemed for cash unless all obligations under the Bank Credit Facility of Lee Enterprises, Incorporated, a Delaware corporation (“Lee”) have been paid in full in cash and all obligations (the “Note Obligations”) of the Company under the Notes and the Transaction Documents (as defined in the Note Agreement, as amended, pursuant to which the Notes were issued) have been paid in full in cash and any claim in respect thereof shall be junior and subordinate in all respects to the Note Obligations. If the Company does not make its payment as required in Lee Common Stock, Herald shall have a claim for payment of the deficiency. The Phantom Interest shall only be redeemable as set forth in Sections 3(b) and 3(f) below. Notwithstanding the foregoing, the Company shall provide Herald a copy of its annual financial statements prepared by the Company in the ordinary course of business.

(b) Redemption of Phantom Interest.

(i) Herald shall have the right to redeem the Phantom Interest at any time after April 28, 2013 and prior to April 28, 2015, upon ninety (90) day prior written notice to the Company or, upon notice to the Company, at any earlier time (or any time thereafter) if (A) any long-term debt of the Company shall be accelerated, (B) the Company shall seek bankruptcy protection or otherwise be declared insolvent, (C) the Company shall elect to liquidate or (D) the Company shall transfer or make any other disposition of all or any material portion of its assets or engage in any similar transaction which would have the effect of adversely affecting the Enterprise Value (the “Herald Notice”).

(ii) Upon redemption of the Phantom Interest, the Company shall pay Herald (as provided in Section 3(f) below) a sum or deliver shares of Lee Common Stock with a value equal to ten percent (10%) of an amount equal to: (a) the Enterprise Value of the Company, less (b) the Adjusted Note Balance, each as defined below.

(c) Enterprise Value. For purposes hereof, “Enterprise Value” shall mean the price that could be negotiated and paid in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction, for the full value of the Company as a going concern (before deducting for net indebtedness of the Company) on the date of the Herald Notice. The Company and Herald shall attempt to agree, in good faith, upon the Enterprise Value upon receipt of the Herald Notice. If Herald and the Company cannot agree upon the Enterprise Value within thirty (30) business days, the Company and Herald shall each engage at their own expense, an independent, nationally recognized investment banking firm to determine the Enterprise Value. If the valuation by the two investment banking firms is within ten percent (10%) of each other, the average of the two valuations shall be deemed the Enterprise Value. If the difference in valuation by the two investment banking firms is greater than ten percent (10%), the two investment banking firms shall select a third independent and nationally recognized banking firm, whose determination of the Enterprise Value shall be final and binding. The cost of the third investment banking firm shall be paid equally by the Company and Herald.

(d) Adjusted Note Balance. For purposes hereof, “Adjusted Note Balance” shall mean the outstanding principal amount of the Adjustable Rate Senior Notes of the Company due April 28, 2012 (the “Notes”) immediately following the debt restructuring contemplated herein (i.e. $186,000,000) reduced by (i) all principal repaid on the Notes through April 28, 2012 or, if the Notes are refinanced prior to such date (the “Note Refinancing Date”) the principal balance repaid on or prior to, but not including, any amount repaid on the Note Refinancing Date and further reduced by (ii) the cumulative Free Cash Flow of the Company from the Note Refinancing Date to the date of the Herald Notice (the “Free Cash Flow Adjustment”).

(e) Free Cash Flow. Free Cash Flow for any period shall defined as EBITDA minus (without duplication) (i) interest expense (net of amortization expense) on the Adjusted Note Balance (whether or not reflected on the consolidated balance sheet of the Company or allocated thereto) as reduced periodically by the Free Cash Flow Adjustment, (ii) taxes paid in cash, and (iii) permitted capital expenditures (other than with proceeds of debt, equity, asset sales, or insurance recovery assets).

(f) Payment. Payment for redemption of the Phantom Interest shall be made to Herald either, at the option of the Company (i) in cash (subject to Section 3(a) above) or (ii) in Common Stock of Lee on a fully diluted basis at the Company’s sole discretion, in each case within thirty (30) days after the final determination of the value of the Phantom Interest. If payment is made in Lee Common Stock, the number of shares delivered shall be determined based on the average closing price for the 30 trading days immediately preceding the date of the Herald Notice.

4. Representations and Warranties.

(a) Herald’s Representation and Warranties. Herald represents and warrants:

(i) Good Standing. Herald is a New York limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York.

(ii) Authority. Herald has the right, power, legal capacity and authority to enter into and perform all obligations under this Agreement. No approval, consent, order or authorization of, or registration filing with, or notice to, any governmental or public body or authorities or any other person or party is required to give effect to this Agreement.

(iii) Title. Herald is the lawful record owner of the Herald Membership Interest, and has good title to the Herald Membership Interest, free and clear of any liens, encumbrances, security agreements, pledges, options, other purchase rights, or other encumbrances of any kind. Herald has not transferred, assigned or pledged the Herald Membership Interest to any third party.

(iv) No Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or event that, without notice, lapse of time, or both, or the occurrence or nonoccurrence of any other event that would be a default, breach or violation of Herald’s organizational documents, or any contract, agreement, commitment to which Herald is a party or by which it is bound.

(b) Company and Pulitzer Representations and Warranties.

(i) Good Standing. The Company is a limited liability company and Pulitzer is a corporation, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Authority. Each of the Company and Pulitzer has the right, power, legal capacity and authority to enter into and perform all obligations under this Agreement. No approval, consent, order or authorization of, or registration filing with, or notice to, any governmental or public body or authorities is required to give effect to this Agreement.

(iii) No Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or event that, without notice, lapse of time, or both, or the occurrence or nonoccurrence of any other event that would be a default, breach or violation of the organizational documents of the Company or Pulitzer, or any contract, agreement, commitment to which either the Company or Pulitzer is a party or by which either is bound.

5. Mutual Release.

(a) In further consideration for each party’s execution of this Agreement and performance of transactions contemplated herein, each of the parties hereto unconditionally and irrevocably acquits and forever fully releases and discharges each other party, and each of their affiliates, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors, and shareholders of each such party, and their respective heirs, legal representatives, successors and assigns (collectively “Releasees”), from any all claims, demands, causes of action obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, inequity, or under statute, which such party has ever had or now has against any of the other parties, and which may have arisen at any time prior to the Closing, and/or which are in any manner related to ownership of the Herald Membership Interest, the Company’s Operating Agreement (including without limitation the Herald Put), the Joint Venture Agreement, the Indemnity Agreement, and/or related documents, instruments or agreements relating to the ownership and operation of the Company or the enforcement of, attempted or threatened enforcement by any parties of any of their respective common rights, remedies, or recourse related thereto (the “Released Claims”). Each party covenants and agrees not to ever commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against any of the Releasees, any action or other proceeding based upon any of the Released Claims.

(b) Each of the parties hereto understands, acknowledges and agrees that the release set forth above may be asserted as a full and complete defense, and may be used for a basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) The parties hereto agree that no fact, events, circumstances, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6. Closing. The closing of the Redemption Transaction described herein shall be conducted on the date (the “Closing Date”) of, and shall be effective simultaneously with, the execution and delivery of the documents reflecting the comprehensive debt restructuring plan among Lee, Pulitzer and the Company with each of their lenders and note holders. In the event such execution and delivery shall not have occurred by 5:00pm (Central Time) on February 20, 2009, the Company shall notify Herald, and this Redemption Agreement shall be of no further force and effect.

7. Miscellaneous Provisions.

(a) Expenses. The Company agrees to pay the reasonable fees and expenses of Herald, its financial advisors and legal counsel upon Closing, provided such costs and expenses shall not exceed $1,000,000. Herald shall submit a statement of such costs and expenses not less than one (1) day prior to Closing.

(b) Governing Law. This Agreement shall be construed and enforced in accordance with the rights of the parties and the rights of the parties shall be governed by, the State of Delaware, excluding choice of law principals of the law that would require the application of the laws of a jurisdiction other than the laws of the State of Delaware. Each of the parties agree that any legal action between the parties, or any of them, relating to this Agreement, the interpretation of the terms hereof whether the performance hereof or the consummation of the transactions contemplated herein, whether in tort or contract or at law or in equity shall exclusively be brought in a federal or state court located in New Castle County, Delaware having jurisdiction of the subject matter thereof, and each party irrevocably: (i) consents to personal jurisdiction in any such federal or state court; (ii) waives any objection to laying venue in any such action or proceeding in any such court, and (iii) waives any immunity from suit and/or any objection that any such court is an inconvenient forum or does not have jurisdiction over any party hereto.

(c) Further Assurances. From time to time hereafter, each party at the request of the other, and without further consideration, agrees to execute and deliver, or cause to executed and delivered at its expense such other instruments of transfer and/or other documentation as reasonably may be requested by the other in order to effectuate the transactions contemplated by this Agreement.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures to this Agreement or any other document required to be delivered at Closing pursuant to this Agreement shall be binding on the parties.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or, invalidity, without invalidating the reminder of such provision or the remaining provisions of this Agreement.

(f) Benefit. This Agreement shall inure to the benefit and shall be binding upon all the parties, their legal representatives, successors, heirs and assigns.

(g) Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as a part hereof or in any way limiting or amplifying the provisions hereof.

(h) Rule of Construction. The parties hereto acknowledge that this Agreement was reached by a process of negotiation with the benefit of legal representation, and agree that: (i) the rule of construction to the effect that any ambiguities are revolved against the drafting party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(i) Entire Agreement. This Agreement sets forth the entire agreement of the parties and shall not be amended, modified, or otherwise changed except in a writing signed by both parties and incorporating this Agreement by reference.

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IN WITNESS WHEREOF, the undersigned have caused this Redemption Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ST. LOUIS POST-DISPATCH LLC		THE HERALD PUBLISHING COMPANY, LLC

By:	/s/ C. D. Waterman III	By:	/s/ Donald Newhouse
	C. D. Waterman III		Donald Newhouse
Its:	Secretary	Its:	President

STL DISTRIBUTION SERVICES LLC

By:	/s/ C. D. Waterman III
C. D. Waterman III
Its:	Secretary

PULITZER INC.

By:	/s/ C. D. Waterman III
C. D. Waterman III
Its:	Secretary

PULITZER TECHNOLOGIES, INC.

By:	/s/ C. D. Waterman III
C. D. Waterman III
Its:	Secretary